FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE GROUP ANNOUNCES PRICING OF UPSIZED OFFERING OF
$550 MILLION SENIOR SUBORDINATED NOTES

BLOOMFIELD HILLS, MI, August 14, 2012 – Penske Automotive Group, Inc. (NYSE: PAG), an international automotive retailer, today announced the pricing of $550 million aggregate principal amount of 5.75% Senior Subordinated Notes due 2022 (the “2022 Notes”) at par in a private offering to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S of the Securities Act of 1933, as amended. This represents an increase of $150 million over the aggregate principal amount previously announced.

The offering is expected to close on August 28, 2012, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds of this offering to purchase any and all of the Company’s $375.0 million in principal amount of 7.75% Senior Subordinated Notes due 2016 (the “2016 Notes”) tendered in connection with the Company’s concurrent tender offer for the 2016 Notes and consent solicitation, and to pay fees and expenses in connection with the offering. The remaining proceeds from this offering will be used to repay amounts currently outstanding under the Company’s U.S. credit agreement and, if additional funds are remaining, its U.S. floor plan borrowings.

The 2022 Notes offered have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdictions, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the 2022 Notes or the 2016 Notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Safe Harbor Statement

This press release contains forward-looking statements regarding the Company’s offering of the 2022 Notes. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. These factors include the Company’s ability to consummate its tender offer for the 2016 Notes, as well as its offering of the 2022 Notes, which is subject to numerous uncertainties, including but not limited to successful negotiation of definitive documentation for the financing arrangement and satisfaction or waiver of all conditions to closing. The consummation of the transaction may also be impacted by the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. While the Company may elect to update forward-looking statements in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

About Penske Automotive

Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 340 retail automotive franchises, representing 41 different brands and 30 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 170 franchises in 17 states and Puerto Rico and 170 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 2000 and has approximately 16,000 employees.

Inquiries should contact:
David K. Jones
Executive Vice President and Chief Financial Officer
Penske Automotive Group, Inc.
248-648-2800
dave.jones@penskeautomotive.com
or
Anthony R. Pordon
Executive Vice President Investor Relations and Corporate Development
Penske Automotive Group, Inc.
248-648-2540
tpordon@penskeautomotive.com